Exhibit 10.9

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

ACE DATA CENTER MASTER SERVICE AGREEMENT

Ace Data Center, Inc. (hereinafter “ACE”) and The Endurance International Group, Inc. (“Customer”), hereby agree to the following terms and conditions for ACE services to Customer.

1. EFFECTIVE DATE, SERVICES, AND SERVICES TERM. This Master Service Agreement, along with the order(s) for service (“Service Agreement(s)”), any attachments, including without limitation, the Ace Data Center Colocation Service Level Agreement (“SLA”) and the Ace Data Centers IP Transit Service (Carrier Services) document attached hereto, and any filed tariffs, price lists or schedules, comprise the entire agreement between the parties (“Agreement”) for the communication services described herein. This Agreement supersedes any and all prior discussions, representations, memoranda, or agreements; oral or written, between the parties related hereto. ACE reserves the right, in its sole reasonable discretion, to reject any service agreement. This Agreement is fully binding and enforceable as of the date the Service Agreement(s) is signed by both parties (“Effective Date”). ACE agrees to provide to Customer (subject to availability and adequacy of underlying service) and Customer agrees to procure from ACE the communication services as described herein, at the locations set forth, (“Services”) for the number of months set forth (“Services Term”), all as detailed on the Service Agreement(s) incorporated as part of this Agreement. The Services Term commences upon installation of the Services by ACE (“Installation Date”). Installation of services occurs at the delivery of operating circuits to the demarcation terminal at the Customer’s premise (“Installation of Service”). ACE will use reasonable efforts to install the services on the date agreed upon by the parties. ACE does not guarantee that Services will be installed and provisioned on Customer’s desired due date. Subject to the early termination provisions set forth herein, at the end of the Services Term, this Agreement will automatically continue on a month to month basis (“Renewal Services Term”) until terminated by either party with at least [**] days advance written notice to the other party. Notwithstanding anything to the contrary contained in this Agreement, (i) the Service Term shall be 12 months commencing on Installation Date, (ii) the pricing for the Services shall be [**] for the Services Term, (iii) each Services Term shall renew for an additional term of 12 months, in the absence of notice of non-renewal from either party provided six months in advance of the end of the then current Services Term, (iv) Customer shall be provided with [**] days prior written notice of any alleged default hereunder and opportunity to cure prior to the exercise by Ace of any remedies hereunder, (v) Ace shall provide at [**] cost adequate and sufficient supply of [**], and shall not oversubscribe the foregoing (or allow abuse by any other customers to adversely affect Customer), and shall provide and maintain UPS (uninterruptible power source) and generator, with adequate fuel on site, (vi) in the event Ace fails to meet any requirements under the SLA or the above IP Transit Service (Carrier Services) document more than [**] minutes in the aggregate in [**] consecutive months, Customer shall have the right to terminate this Agreement with 90 days advance written notice, without any penalty or liability hereunder, and (vii) the temperature for server intake shall remain at all times between [**] and [**] degrees Fahrenheit.

2. RATES, CHARGES, BILLING AND PAYMENT. Rates and charges are described in this Agreement. ACE will notify Customer when Customer’s circuit has been delivered and Installation of Service has thus occurred. Upon delivery of the circuit, Customer agrees to convert its telecommunications services and commit to a specific conversion date. Customer further agrees that billing will commence with ACE’s first regular billing cycle after Installation of Service regardless of the Customer’s actual conversion date. Monthly recurring charges (“MRC”)

will be billed in advance each month. Non-recurring charges (“NRC”) will be billed on the first invoice after the Installation Date, or if the NRC are incurred after the Installation Date, or are usage based, such charges will be billed on the next invoice thereafter. Payments are due on the Payment Due By date set forth on the ACE invoice. Customer must provide payment in full on Payment Due By date. If Customer believes it has been billed in error or otherwise disputes a charge, Customer must notify ACE within [**] days of the date of the invoice containing the disputed charge. ACE will promptly investigate and notify Customer of the results of its investigation. Customer’s notice must specifically detail the dispute and provide supporting documentation for the amount in dispute. ACE will investigate all disputes and if appropriate, credit Customer’s account or notify Customer of denial of the dispute. ACE may assess a late fee of [**]% per month (not to exceed the maximum rate allowed under state law) on any undisputed balances not paid when due or any disputed balances later found to be correct. Late fees may be assessed, as of the original Due By Date, against any disputed amount denied by ACE. ACE has the option to suspend Services and/or to pursue any and all other legal remedies until payment is made, following written note and opportunity to cure as set forth in Section1 hereof. Termination of Services may follow, following written note and opportunity to cure as set forth in Section1 hereof. Customer will pay any and all costs incurred in collection of rates and charges due and payable, including reasonable attorney’s fees and all collection agency costs, whether or not a suit is instituted. All payments hereunder will be in U.S. currency. Customer hereby authorizes ACE to conduct a credit search and agrees to provide ACE with information regarding payment history for communications services, number of years in business, financial statement analysis and commercial credit bureau rating. This Agreement is subject to credit approval. ACE may require Customer to tender a deposit as and to the extent provided in the Service Orders to guarantee payment hereunder. Such deposit may have, as an additional component, deposit for any ACE-provided Customer Premise Equipment. When Customer establishes acceptable credit history or upon termination of this Agreement, ACE will return the balance of the deposit, if any, to Customer along with interest as required by law. ACE shall not be liable for any third party charges arising from or related to the termination of any previous agreement for telecommunications/transit/transport services or the failure of Customer to terminate any previous agreement for telecommunications services.

3. CHANGES IN TERMS AND CONDITIONS. Any proposed changes to this Agreement shall be subject to prior mutual written agreement of the parties,

4. FRAUD, TELEPHONE NUMBERS AND DIRECTORY LISTINGS. Customer is responsible for payment of any charges incurred due to fraud, abuse, or misuse of the Services, whether known or unknown, to Customer. It is the Customer’s obligation to take all measures to ensure against such occurrences. ACE shall take all reasonable measures to provide Customer with continuation of existing telephone numbers. However, if Customer is changing location at the time of conversion or taking service for the first time at a location, ACE makes no warranties regarding assignment of particular telephone numbers to Customer. ACE shall not be liable to Customer for any change in telephone numbers due to actions of any vendor or supplier of services to ACE. Customer’s reliance upon and/or use of any Service numbering information prior to installation and acceptance of Service is at the Customer’s sole risk. ACE shall not be liable for any inaccurate or dropped listings of any publisher/directory database. ACE shall not be liable for any errors or omissions, whether arising through negligence or otherwise, in the information furnished to a publisher or to a directory database(s). Additional costs may be assessed for publisher/directory database listing charges.

5. TAXES, SURCHARGES AND ASSESSMENTS. Customer is responsible for payment of any and all federal, state and local taxes, or surcharges (excluding ACE income taxes). ACE will collect all such taxes, charges, and surcharges unless Customer provides ACE with proof of exemption. Customer will indemnify ACE for any and all costs, claims, taxes, charges, and surcharges levied against ACE relative to such exempt status. Surcharges and assessments, which are not required by regulatory agencies, but which ACE is permitted to charge to recover expenses, may be applied. All such charges will be set forth on a detailed invoice.

6. TARIFF APPLICATION. Not applicable

7. COMPLIANCE WITH LAW. This Agreement is subject to all applicable federal, state, and local laws, regulations, rulings, orders and other actions of governmental agencies (“Rules”), and the obtaining and continuance of any required approvals, authorizations, or tariffs or price lists filed with the FCC or any other governmental agency. ACE will use good faith reasonable efforts to obtain, retain, and maintain such approvals and authorizations. If any such Rule adversely affects the Services or requires ACE to provide Services other than in accordance with the terms of this Agreement, either party may, without liability to the other party, terminate the affected Services upon 30 days prior written notice to the other party.

8. SERVICES, MAINTENANCE AND UPGRADE OF FACILITIES. Services will meet industry standards. ACE will maintain its facilities and equipment used to provide the Services as set forth in this Agreement, at no additional charge to Customer, except where work or service calls result from failure or malfunction in, or improper operation of, Customer’s facilities and/or equipment. In such event, Customer will reimburse ACE for the cost of the required maintenance at ACE’s standard time and material rate plus any taxes imposed upon ACE related to such maintenance. ACE reserves the right upon [**] hours prior written notice to suspend Service for scheduled maintenance or planned enhancements or upgrades or emergencies repairs to ACE’s network with advance written notice to the extent practicable, or if not, by prompt written notice thereafter, to Customer. ACE equipment will remain the sole and exclusive property of ACE or ACE’s assignee. Customer will not tamper with, remove or conceal any ACE identifying plates, tags or labels. Customer will indemnify, hold harmless and defend ACE against any liens placed on ACE equipment due to Customer’s action or inaction. Any lien will be discharged by Customer within [**] days of notice of filing. Failure to discharge any such lien is a material breach of this Agreement, and may result in immediate termination, following notice and opportunity to cure as provided in Section 1 hereof. Customer will provide equipment compatible with the Services and ACE’s network and facilities. Customer will bear the costs of any additional apparatus reasonably required to be installed because of the use of ACE’s network or facilities. Upon termination of the Service, Customer grants ACE the right to recover ACE provided equipment from customer’s premises upon the termination of this agreement. In the event Customer fails to return the equipment, ACE may invoice Customer for the then fair market value of such equipment. ACE reserves the right with [**] days prior written notice to substitute, change or rearrange any equipment used in delivering Services, in a manner that that does not affect the quality, cost or type of Services. ACE will manage Customer’s portion of Ace’s network in ACE’s sole discretion, consistent with this Agreement. Customer will provide all reasonable information, authorizations, and access required by ACE for the purpose of installing Services, performing routine network grooming, maintenance, upgrades, and addressing emergencies.

9. SERVICE INTERUPTION CREDITS. Credits are subject to the limitation of liability set forth in Section 10, and shall only be given for disruption of Services in accordance with this Section and/or as provided in the SLA. Upon request, Customer shall be entitled to a Credit for any disruption that exceeds [**] hours and for which ACE is the sole cause of such disruption and such disruption is not the result of (i) scheduled maintenance that occurs between the hours of eleven pm and six am; (ii) planned enhancements, or (iii) upgrades. Such credit shall be based upon the [**]. That ratio, [**] shall determine the amount of the credit allowance. No Credit shall be owing for any disruption resulting from [**].

10. DISCLAIMER/LIMITED WARRANTY. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, ACE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, UNDER THIS AGREEMENT AND SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ACE DOES NOT WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE.

11. LIMITED LIABILITY. IN THE ABSENCE OF ACE’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT, ACE’S LIABILITY AND THE EXCLUSIVE REMEDY OF CUSTOMER FOR DAMAGES ARISING OUT OF OR RELATED TO THE SERVICES AND/OR THIS AGREEMENT, WILL BE SOLELY LIMITED TO AN AMOUNT NO GREATER THAN THE AMOUNTS PAID BY CUSTOMER TO ACE DURING THE MONTH OF THE OCCURANCE OF ANY CLAIM. IN NO EVENT WILL ACE BE LIABLE TO THE CUSTOMER FOR LOSS OF USE, INCOME OR PROFITS, LOSS OF REVENUES, LOSS OF SAVINGS OR HARM TO BUSINESS OR ANY OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL LOSSES OR DAMAGES, REGARDLESS OF THE FORSEE ABILITY THEREOF.

12. CUSTOMER WARRANTIES. (a) The Customer represents and warrants that it is an entity, duly organized, validly existing and in good standing under the laws of its origin, with all requisite power to enter into and perform its obligations under this Agreement in accordance with its terms; (b) Customer represents and warrants that neither its equipment nor facilities will pose a hazard to ACE’s Equipment or facilities or create a hazard to ACE’s personnel or customers or the public in general; (c) Customer represents and warrants that its use of the Service will comply and conform with all applicable federal, state and local laws, administrative and regulatory requirements and any other authorities having jurisdiction over the subject matter of this Agreement and it will be responsible for applying for, obtaining and maintaining all registrations and certifications which may be required by such authorities; (d) Customer will indemnify and hold ACE harmless from any and all loss, liability, claim, demand, and expense (including reasonable attorneys’ fees) related to Customer’s violation of this Section.

13. CONFIDENTIAL INFORMATION. Customer proprietary network information shall only be disclosed in accordance with ACE’s policies and procedures. In addition to the foregoing, the parties may have access to certain information, the ownership and confidential status of which is highly important to the other party and is treated or designated by one of the parties as confidential (herein referred to as “Confidential Information”). Neither party will disclose the other party’s Confidential Information, directly or indirectly under any circumstances, to any third person without the express written consent of the other party, and neither party will copy, transmit, reproduce, summarize, quote, or make commercial or other use whatsoever of the other party’s Confidential Information, except as may be necessary to perform its duties hereunder or as required by the Rules. Each party will exercise the highest degree of care in safeguarding the other party’s Confidential Information against loss, theft, or other inadvertent disclosure and take all steps necessary to maintain such confidentiality.

14. INDEMNIFICATION. Customer will indemnify, hold harmless, and defend ACE, its officers, directors, parent and/or affiliated companies, employees, agents and subcontractors from liabilities, claims or damages and expenses whatsoever (including reasonable attorney’s fees) arising out of or in connection with Customer’s use and/or Customer’s end-users or third parties resale or sharing of the Services. Customer’s indemnification obligations do not apply to claims for damages to real or tangible personal property or for bodily injury or death resulting from ACE’s gross negligence or willful misconduct. Customer will indemnify, hold harmless, and defend ACE, its officers, directors, parent and/or affiliated companies, employees, agents and subcontractors from liabilities, claims or damages and expenses whatsoever (including reasonable attorney’s fees) arising out of or in connection with Ace’s gross negligence, willful misconduct, or intentional breach hereunder.

15. DEFAULT/TERMINATION. Customer’s use of the Services provided herein and any equipment associated therewith will not: (a) interfere with or impair service over ACE’s network; (b) impair privacy of any communications over such network; (c) cause damage of any nature to ACE’s assets or customers; (d) be used to frighten, abuse, torment or harass, or create hazards to ACE or its network; or (e) violate the provisions of any of ACE’s policies and procedures. ACE may immediately suspend or terminate, without liability, the Services for any violation of these provisions, following notice and opportunity to cure as provided in Section 1 hereof. ACE reserves the right to revise the terms and provisions of all of its policies and procedures as it deems appropriate and this Agreement is subject to all revisions. Except as set forth above, if either party violates any provision of this Agreement the non-defaulting party may send the defaulting party written notice detailing the default. Except as provided in Section 1 hereof, the defaulting party will have: (a) [**] days from the date of the written notice to cure a payment default, or (b) [**] days from the date of the written notice to cure a non-payment default. If the defaulting party fails to cure, the non-defaulting party may terminate this Agreement and any Services hereunder upon notice or pursue any and all other legal remedies, following notice and opportunity to cure as provided in Section 1 hereof. If Customer terminates this Agreement or all or any part of the Services at any time after the Effective Date, or if ACE terminates this Agreement as a result of Customer’s breach, , following notice and opportunity to cure as provided in Section 1 hereof, ACE may charge Customer an early termination fee equal to and including any or all of the following: [**]% of the total MRC, surcharges and taxes for the Services Term then remaining, plus any unpaid activation, installation and/or special construction charges, and all other fees or costs, whether previously waived or not, less amounts already paid. Customer will not be liable for the early termination fees set forth above if ACE breaches the Agreement or if Customer orders from ACE services of equal or greater MRC than the Services terminated and the new services are approved by ACE. Customer acknowledges that ACE’s damages for early termination would be difficult to determine and the termination charge(s) constitutes liquidated damages and are not intended as a penalty. All such amounts will become immediately due and payable by Customer to ACE.

16. FORCE MAJEURE. In the event that either party’s performance is delayed, prevented, or inhibited because of any Act of God, fire, casualty, delay or disruption in transportation, flood, war, strike, lockout, epidemic, destruction or shut-down of facilities, shortage or curtailment, riot, insurrection, governmental acts or directives, any full or partial failure of any communications or computer network or any cause beyond such party’s reasonable control, the party’s performance will be excused and the time for the performance will be extended for the period of delay or inability to perform resulting from such occurrence. The occurrence of such an event will not constitute grounds for a declaration of default by either party hereunder.

17. GENERAL. Any amendment must be in writing and signed by the parties hereto. Facsimile copies of this Agreement and any amendments or modification hereto, including facsimile signatures, will be accepted by the parties as originals. The failure of either party to insist upon the performance of any provision or to exercise any right granted hereunder, will not be construed as a waiver of such provision(s), and the same will continue in full force. If any provision hereof is held to be invalid, void, or unenforceable, the remainder of the provisions will nevertheless remain unimpaired and in effect. All notices under this Agreement will be in writing and will be made by personal delivery, overnight delivery, certified mail or by facsimile transmission with receipt verification. Notices will be sent to the addresses listed on the front this Agreement and in the case of a notice to ACE, a copy to the Legal Department, 1962 South 950 East, Provo, Utah 84606. The various rights and remedies given to or reserved by either party herein or allowed by law, are cumulative, and no delay or omission to exercise any of its rights will be construed as a waiver of any default or acquiescence, nor will any waiver of any breach or any provision be considered a condonement of any continuing or subsequent breach of the same provision. Customer may not assign its obligations hereunder without the prior written notice to ACE. Customer reserves the right to grant a security interest in this Agreement to its lender. This Agreement will be governed by and interpreted in accordance with the laws for the state where the Services are to be provided. Nothing in this Agreement is intended to, or shall be construed, as creating a partnership or any third-party beneficiaries. The provisions of 5, 7, 9, 11, 12, 13, 14 and 17, shall survive termination. Any notices to Customer shall be provided as follows:

The Endurance International Group, Inc.

70 Blanchard Road

Burlington, MA 01803

Attention: CEO

Fax: (781) 272-2915

With a copy to:

The Endurance International Group, Inc.

70 Blanchard Road

Burlington, MA 01803

Attention: General Counsel

Fax: (781)998-8277

Ace Data Center Colocation Service Level Agreement (“SLA”)

1. AC Power Availability

AC Power Availability SLA Standard

AC power is to be available to Customer’s Data Center Colocation cabinet [**]% of the time.

AC Power Availability SLA Process

Customer must have equipment capable of utilizing dual power sources and Equipment must be plugged directly into both the A power strip and the B power strip. Unless otherwise provided in the Service Agreement or Service Amendment, Customer must not permit power consumption to exceed the power rating identified in the Service Agreement or Service Amendment and all equipment must be UL approved. Cabling used by Customer must meet national electrical and fire standards and any specifications provided by Ace Data Center.

“Power Unavailability” consists of the number of minutes that AC power was not available at the Customer’s Premium Data Center Service cabinet to the primary outlet or redundant outlet at the same time. Outages will be counted as Power Unavailability only if Customer opens a trouble ticket requesting an SLA investigation with Ace Data Center technical support within [**] days of the outage. Power Unavailability will not include Scheduled Maintenance (as defined in this Section 2) or unavailability resulting from (a) any Customer circuits or equipment, (b) Customer’s applications or equipment, or (c) acts or omissions of Customer, or any use or user of the service authorized by Customer.

Scheduled Maintenance for AC Power Availability SLA

Scheduled Maintenance means any maintenance performed on either primary and/or redundant power feeds to the Customer’s cabinet (a) of which Customer is notified [**] business days in advance for an outage that lasts more than [**] ms and [**] hours in advance for an outage impact of [**] ms or less, and (b) that is performed during a standard maintenance window of 10 PM to 6 AM local time of the ACE data center at which Customer’s server is located. Information regarding Scheduled Maintenance will be provided to Customer’s designated point of contact by a method elected by Ace Data Center (telephone, email, fax or pager). Ace Data Center reserves the right to perform maintenance outside of Scheduled Maintenance during an emergency situation.

Power Availability SLA Remedy

For [**] of Power Unavailability for both A & B circuits, Customer may request a credit for [**] of monthly recurring charges for the Data Center Internet Bandwidth and Space affected by the outage as contracted for in Customer’s Data Center Colocation/Internet Colocation agreement. The total credit will not exceed [**] charges.

2. Network Availability and Latency Guarantees

Network Availability Guarantee

The ACE DATA CENTER® IP Network is guaranteed to be available and capable of forwarding IP packets [**]% of the time, as averaged over a calendar month. The Ace Data Center IP network includes the customer’s access port (the port on the ACE DATA CENTER aggregation router upon which the customer’s circuit terminates) and the ACE DATA CENTER IP backbone network. The ACE DATA CENTER IP backbone network includes ACE DATA CENTER owned and controlled routers and circuits (including any transit connections).

If the Network Availability guarantee is not met in a calendar month, the customer will receive a credit of [**] of the Monthly Recurring Charge (MRC) for that month for each [**] of outage in excess of the [**]% guaranteed under this SLA. The total credit will not exceed [**] charges for the affected Services.

Latency Guarantee ([**] Milliseconds)

The ACE DATA CENTER® IP backbone network is guaranteed to have an average round trip packet transit time within the ACE DATA CENTER IP backbone network over a calendar month of [**]ms or less. The average latency is measured as the average of [**] samples across the ACE DATA CENTER IP backbone network taken throughout the calendar month.

If the Latency guarantee is not met in a calendar month, the customer will receive a credit of [**] of the Monthly Recurring Charge (MRC) for that month for each [**]ms above the [**]ms average maximum guaranteed under this SLA. The total credit will not exceed [**] charges for the affected Services.

3. Packet Loss

The ACE DATA CENTER® IP backbone network is guaranteed to have a maximum average packet loss of less than [**]% over a calendar month. The packet loss is measured as the average of [**] samples across the ACE DATA CENTER IP backbone network taken throughout the calendar month.

If the Packet Loss guarantee is not met in a calendar month, the customer will receive a credit of [**] of the Monthly Recurring Charge (MRC) for that month for each [**]% above the [**]% average maximum guaranteed under this SLA. The total credit will not exceed [**] charges for the affected Services.

4. Network Jitter

Network Jitter SLA Standard (currently applicable only in the U.S.)

Also known as delay variation, Jitter is defined as the variation or difference in the end-to-end delay between received packets of an IP or packet stream. Jitter is usually caused by imperfections in hardware or software optimization and varying traffic conditions and loading. Excessive delay variation in packet streams usually results in additional packet loss, which affects quality.

Network Jitter Remedy

The average network jitter delay caused by the ACE DATA CENTER® IP backbone network is guaranteed not to exceed [**]ms during any calendar month.

If this Guarantee is not satisfied during a calendar month, the customer will be credited [**] of the Monthly Recurring Charge (MRC) for each [**] millisecond ([**]ms) exceeding the [**]ms average. The total credit will not exceed Customer’s total monthly recurring Data Center Internet Bandwidth charges for the affected Services.

5. Data Center Internet Bandwidth Availability

Data Center Internet Bandwidth Availability SLA Standard

Ace Data Center Internet Bandwidth Service Availability SLA is to have the Ace Data Center Internet Bandwidth (as defined in the applicable service agreement) connectivity provided to customers available [**]% of the time.

Data Center Internet Bandwidth Availability SLA Process

At a Customer’s request, Ace Data Center will calculate Customer’s Data Center Internet Bandwidth Unavailability in a calendar month. Data Center Internet Bandwidth Unavailability will mean the number of [**] that Ace Data Center Internet Bandwidth was not available to Customer other than for the exceptions specified below. This SLA applies only if Customer opens a trouble ticket requesting an SLA investigation with Ace Data Center technical support within [**] days of the end of the month in which the outage occurred. Data Center Internet Bandwidth Unavailability will not : (a) include Scheduled Maintenance (as defined in this Section 6), (b) apply to any Customer circuits or equipment, (c) apply to Customer’s applications or equipment, or (d) apply to acts or omissions of Customer, or any use or user of the service authorized by Customer.

Scheduled Maintenance for Data Center Internet Bandwidth SLA

Scheduled Maintenance will mean any maintenance at the Ace data center at which Customer’s server is located (a) of which Customer is notified [**] hours in advance, and (b) that is performed during a standard maintenance window of 10 PM to 6 AM local time of the Ace Data Center at which Customer’s server is located. Information regarding Scheduled Maintenance will be provided to Customer’s designated point of contact by a method elected by Ace Data Center (telephone, email, fax or pager). Ace Data Center reserves the right to perform maintenance outside of Scheduled Maintenance during an emergency situation.

Data Center Internet Bandwidth Availability SLA Remedy

For each [**] of Data Center Internet Bandwidth Unavailability or [**] in any calendar month, Customer may request a credit for [**] of Data Center Internet Bandwidth monthly recurring charges as contracted for in Customer’s Data Center Colocation/Internet Colocation agreement. The total credit will not exceed [**] charges.

6. Outage Reporting

Outage Reporting SLA Standard

Under Ace Data Center’s Outage Reporting SLA, Customer is to be notified within [**] minutes after Ace Data Center’s determination that Customer’s service is Unavailable (as defined in Section 6). Ace Data Center’s standard procedure is to ping Customer’s Colocated equipment every [**] minutes. If Customer’s equipment does not respond after [**] consecutive [**]-minute ping cycles, Ace Data Center will deem the service Unavailable (as defined in Section 6) and will contact Customer’s designated point of contact by a method elected by Ace Data Center (telephone, email, fax or pager). Data Center Internet Bandwidth Unavailability will not: (a)

include Scheduled Maintenance (as defined in this Section 6), (b) apply to any Customer circuits or equipment, (c) apply to Customer’s applications or equipment, or (d) apply to acts or omissions of Customer, or any use or user of the service authorized by Customer.

Outage Reporting SLA Process

The Outage Reporting SLA is applicable only to service provided in the contiguous United States and is applicable only if a Customer sets up his IP addresses for monitoring through Ace Data Center. Customer must open a trouble ticket requesting an SLA investigation with Ace Data Center technical support within [**] days of the end of the month in which the outage occurred. Customer is solely responsible for providing Ace Data Center accurate and current contact information for Customer’s designated points of contact. Ace Data Center will have satisfied its obligations under this Outage Reporting SLA if Ace Data Center contacts Customer’s designated point of contact as provided by Customer.

Outage Reporting SLA Remedy

If Ace Data Center fails to meet the Outage Reporting Service Level, Customer may request a credit for [**] of the Monthly recurring charges for the affected Data Center Internet Bandwidth and Data Center Colocation/Internet Colocation space only. Customer may obtain no more than [**] per day, irrespective of how often in that day Ace Data Center failed to meet the Outage Reporting SLA.

7. Data Center Temperature and Humidity

Data Center Temperature and Humidity Service Level Objective

Ace Data Center Premium Data Centers will maintain a temperature of [**] degrees Fahrenheit plus or minus [**] degrees with [**] percent to [**] percent (non-condensing) humidity within the Data Center as measured at the return air intake of the computer room air conditioning (CRAC) units. Customer’s equipment must be designed to operate within these ranges.

Data Center Temperature and Humidity Service Level Objective Response

Ace Data Center will respond to temperature alarms from the computer room air conditioning (CRAC) units within [**] hours and will subsequently take steps as required to solve the problem.

Data Center Customer Space Temperature Problem Standard

Ace Data Center will work with Data Center customers reporting temperature server alerts from their servers in the Data Center.

Data Center Customer Space Temperature Problem Process

If Customer has concerns about the temperature within Customer’s Data Center Space, Customer may open a trouble ticket with Ace Data Center by calling the Ace Data Center support line. Ace Data Center will respond within its standard response intervals based on the severity of the problem and work with Customer to determine the best course of action in terms of changes that can be made by Ace Data Center or by Customer to remedy the issue. Such changes may include (but are not limited to) Ace Data Center making changes to perforation tiles in the Customer cage, Ace Data Center making changes to the CRAC set points, or Customer making modifications to their equipment configuration. In some cases, recommended changes may require additional charges to the Customer.

8. Total SLA Credits for Data Center Internet Bandwidth and Space

The total amount of credits under all of the above SLAs for which Customer may be eligible in any month will not exceed the Ace Data Center [**] charge for the affected Data Center Colocation.

Ace Data Centers IP Transit Service (Carrier Services)

1.0 DESCRIPTION OF SERVICES

1.1 High Speed IP Transit Service. High Speed IP Transit Service (“Service”) is an IP transit service that includes dedicated IP access port(s) and access to the ACE DATA CENTERS (“Ace”) IP Network and the global Internet. High Speed IP Transit Service is available through Serial/POS and Ethernet interfaces up to [**]. This document is subject to the terms of the Master Service Agreement between Ace and Customer.

1.2 Interconnection. Service is delivered using either a cross-connect or a local loop from the Customer Premises (or such other point of interconnection) to the dedicated IP access port. The method of interconnection is offered subject to additional terms and conditions as provided in the Agreement. The charges for such interconnection will be set forth in the applicable Service Order.

1.3 Required Equipment. Customer, at its own expense, must provide: (a) a router compatible with ACE DATA CENTERS Service; (b) Internet Protocol software for the router; and (c) appropriate connector and power cables.

1.4 Availability of Service. Service is offered and furnished subject to the availability of all necessary facilities, including those acquired by ACE DATA CENTERS from or through third parties. ACE DATA CENTERS may limit or allocate Service, if necessary, due to facilities availability, taking into account ACE DATA CENTERS’s then-current and projected capacity and the reasonable expectations of its existing and future customers.

1.5 Additional Definitions.

1.5.1 “Committed Data Rate” means the minimum data rate committed by Customer and set forth in the Service Order. The Rate will be expressed in Megabits per second (Mbps).

1.5.2 “Receive Traffic” means traffic from any origination point that is received by Customer from the ACE DATA CENTERS IP Network.

1.5.3 “Send Traffic” means traffic from any origination point that is sent by Customer onto the ACE DATA CENTERS IP Network.

1.5.4 “IP Transport Extension” means a connection between the Point of Termination on the ACE DATA CENTERS Network and the physical location of the ACE DATA CENTERS IP Aggregation Router. A standard IP Transport Extension, for which there is no additional charge, is provided as an unprotected Wavelength Circuit and is not part of the ACE DATA CENTERS IP Network for the purposes of measuring Service performance.

2.0 USE OF INTERNET SERVICES

2.1 The Service is limited to use by Customer and its End Users. Customer must notify ACE DATA CENTERS within [**] days of any notices received by Customer that could adversely affect ACE DATA CENTERS including, but not limited to, notices of claims or proceedings that involve the Service. Customer must promptly notify ACE DATA CENTERS of any errors, “bugs,” or problems experienced in using the Service. ACE DATA CENTERS exercises no control over, and accepts no responsibility for, the informational content traversing the Service. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.0 BELOW, ACE DATA CENTERS MAKES NO WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, FOR THE SERVICE AND IT DISCLAIMS ANY WARRANTY OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. Use of any information involving the Service is at Customer’s and End Users’ own risk. ACE DATA CENTERS specifically denies any responsibility for the accuracy or quality of information obtained via the Service.

3.0 TERM AND TERMINATION

3.1 Start of Service Date. ACE DATA CENTERS will notify Customer when the Service is available for Customer’s use. Billing will begin on the Installation Date (as defined in MSA) regardless of Customer readiness at that time. Anything to the contrary herein notwithstanding, ACE DATA CENTERS will not be liable for any delays in meeting requested or specified installation dates or from an inability on its part to provide Service. Customer will cooperate with ACE DATA CENTERS in all facets relating to the installation and testing of the Service.

3.2 Term. SEE MSA.

3.3 Termination and Cancellation Charges. [SEE MSA]

3.3.1 Upon the cancellation, expiration or termination of any Service Order or Service, Customer, within ten (10) days will return, at its expense, any ACE DATA CENTERS equipment used or to be used in connection with the Service, as well as any software or other materials provided by ACE DATA CENTERS.

3.3.2 If Service is cancelled after being ordered but prior to the Start of Service Date, Customer will pay a cancellation charge equal to [**] recurring charges, plus any applicable service ordering and installation charges.

3.3.3 [SEE MSA][

3.3.4 [SEE MSA]

4.0 PRICING CONSIDERATIONS

4.1 Customer will pay for Service based on the Committed Data Rate and applicable fixed rates as set forth in the applicable Service Order or in this Exhibit. The Committed Data Rate will be applied either to a particular ACE DATA CENTERS IP port or, in the aggregate, to additional ACE DATA CENTERS IP ports established in a Service Order. The “Aggregate CDR” billing option, as defined below, is not available for all port interface speeds.

4.1.1 If the Committed Data Rate applies to a particular IP port, Customer’s per-port usage of Service (both Send Traffic and Receive Traffic) via such port will be sampled every [**] minutes for the previous [**] minute period. At the end of the month, the top [**] percent ([**]%) of Send Traffic and Receive Traffic samples for such port will be discarded. The higher of the resulting [**] percentile value for Send Traffic or Receive Traffic for such port will be compared to the Committed Data Rate applicable to the port. If the [**] percentile of either Send Traffic or Receive Traffic is higher than the applicable Committed Data Rate, Customer, in addition to being liable for the Committed Data Rate, will be liable for payment at the [**] percentile level for any usage in excess of the Committed Data Rate at the contracted per Mbps rate.

4.1.2 If the Committed Data Rate applies in the aggregate to more than one ACE DATA CENTERS IP port (“Aggregate CDR”), as set forth in the Service Order for such ports, Customer’s usage of Service (both Send Traffic and Receive Traffic) will be sampled every [**] minutes for the previous [**] minute period for each such port. At the end of the month, the top [**] percent ([**]%) of Send Traffic and Receive Traffic samples will be discarded for each port. The higher of the resulting [**] percentile value for Send Traffic or Receive Traffic for each such port will be added together to determine Customer’s aggregate usage, and such aggregate usage will be compared to the Aggregate CDR. If the aggregate usage is higher than the Aggregate CDR, Customer, in addition to being billed for the Aggregate CDR, will be billed for any aggregate usage in excess of the Aggregate CDR at the contracted per Mbps rate. Unless otherwise agreed in writing by the Parties, Aggregate CDRs apply only to the ports set forth in the Service Order. If Customer orders additional ports in a separate Service Order, the Aggregate CDR stated in that Service Order will be as stated therein. Alternatively, if Customer seeks to have the ports previously subject to an Aggregate CDR also contribute to the Aggregate CDR set forth in the separate Service Order, that Service Order may provide for an increase in the Aggregate CDR for all such ports.

4.1.3 The fixed rate charges for Service consist of two (2) components: (a) a non-recurring installation charge per port; and (b) a monthly recurring port charge.

4.2 Pricing is based, in part, on the routing flow to which Customer commits at the time of placing a Service Order or, if no commitment is then made, on standard traffic patterns experienced in the ACE DATA CENTERS Network. If Customer’s delivered traffic deviates from either of these criteria, as applicable, as a result of its routing abnormal or excessive amounts of traffic to specific networks or routes, ACE DATA CENTERS, upon the delivery of written notice to Customer, may restrict the routes available to Customer.

5.0 SERVICE LEVEL AGREEMENTS (“SLA”)

5.1 The service level agreement (“SLA”) for Service may be updated from time to time by ACE DATA CENTERS.

6.0 NETWORK NUMBERS / DOMAIN NAME POLICY

6.1 Customer is subject to the Network Number and Domain Name Policies established by ACE DATA CENTERS. In all instances, ACE DATA CENTERS Domain Name and TCP/IP Addresses are and will remain ACE DATA CENTERS property and, upon the termination of Service will revert to ACE DATA CENTERS. Unless otherwise mutually agreed in writing between the Parties, Customer must maintain its own Domain Name and pay all charges associated therewith, including charges billed to Customer by third parties for Domain Name registration. ACE DATA CENTERS will have sole discretion for the Internet routing of ACE DATA CENTERS-provided IP addresses.

7.0 SOFTWARE LICENSE

7.1 Customer will not reproduce, modify, translate, transform, decompile, reverse-engineer, disassemble, or otherwise determine, or attempt to determine, source code from any ACE DATA CENTERS or third party software, nor will Customer permit or authorize a third party to do so. Title to such software, and all related technical know-how and intellectual property rights therein, are, and remain, the exclusive property of ACE DATA CENTERS and/or its suppliers. Customer may take no action to jeopardize, limit or interfere in any manner with ACE DATA CENTERS and any supplier’s ownership rights with respect to any licensed software.

7.2 ACE DATA CENTERS OR THIRD PARTY SOFTWARE PROVIDED TO, OR USED BY, CUSTOMER IN CONNECTION WITH THE SERVICE IS FURNISHED “AS IS,” WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. ACE DATA CENTERS DISCLAIMS ANY AND ALL LIABILITY ARISING OUT OF THE DELIVERY, INSTALLATION, SUPPORT OR USE OF ANY SOFTWARE. ACE DATA CENTERS ASSUMES NO OBLIGATION TO CORRECT ERRORS IN ANY SOFTWARE.

10/20/2010